The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 9, 2016

Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013,  the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015  and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Dual Directional Notes due May 18, 2020 Linked to the Lesser Performing Reference Asset of the Russell 2000® Index and PowerShares QQQ TrustSM, Series 1 Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 13, 2016
Issue Date:	May 18, 2016
Final Valuation Date:*	May 13, 2020
Maturity Date:*	May 18, 2020
Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the PowerShares QQQ TrustSM, Series 1 (the “QQQ Fund”), as shown in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level
	Russell 2000 Index	RTY <Index>	[•]	[•]
	QQQ Fund	QQQ UQ <Equity>	$[•]	$[•]

	The Russell 2000 Index and QQQ Fund are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”
Upside Leverage Factor:	4.00
Maximum Return:	45.00%
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Lesser Performing Reference Asset is equal to or greater than its Initial Level, you will receive a payment per $1,000 principal amount Note calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset x Upside Leverage Factor]

If the Reference Asset Return of the Lesser Performing Reference Asset is 11.25% or more, you will receive a payment at maturity of $1,450.00 per $1,000 principal amount Note that you hold

▪                  If the Final Level of the Lesser Performing Reference Asset is less than its Initial Level and equal to or greater than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset x -0.50]

▪                  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset]

If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $930.00 and $968.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the Notes, or $2.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as set forth in the table above
Barrier Level:	With respect to a Reference Asset, 60.00% of the Initial Level (rounded to two decimal places), as set forth in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Closing Level:

With respect to a Reference Asset, on any date, the closing level or price per share, as applicable, of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to the Russell 2000 Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and, with respect to the QQQ Fund, has meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741V2X9 / US06741V2X90

*                  Subject to postponement, as described under “Additional Terms of the Notes—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement”

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You do not anticipate that the Final Level of either Reference Asset will fall below its respective Barrier Level and you accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                  You are willing to accept the risk that your return on investment will not exceed the Maximum Return

•                  You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek uncapped exposure to any positive performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You anticipate that the Final Level of at least one Reference Asset will be less than its Barrier Level

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•                  Reference Asset Business Days and Market Disruption Events—The Final Valuation Date and the Maturity Date are subject to postponement in the event that the Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs on the scheduled Final Valuation Date.

If the Calculation Agent determines that the Final Valuation Date is not a Reference Asset Business Day, the Final Valuation Date will be the next following Reference Asset Business Day.  If the Calculation Agent determines that a Market Disruption Event occurs with respect to either Reference Asset on the scheduled Final Valuation Date, the Final Valuation Date will be postponed.  If such postponement occurs, the Final Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs with respect to either Reference Asset.  In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to the Russell 2000 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the QQQ Fund, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•                  Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see the following sections of the accompanying prospectus supplement:

o                 For a description of adjustments that may affect the Russell 2000 Index and the Notes, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”; and

o                 For a description of adjustments that may affect the QQQ Fund and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

PPS-2

HYPOTHETICAL EXAMPLES OF PAYMENTS AT MATURITY

The following table illustrates the hypothetical total return on the Notes under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing the notes.  The hypothetical examples below also make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  Upside Leverage Factor: 4.00

▪                  Maximum Return: 45.00%

*The hypothetical Initial Level of 100.00 for each Reference Asset has been chosen for illustrative purposes only and does not represent an actual likely Initial Level for either Reference Asset. The actual Initial Level for each Reference Asset will be equal to the Closing Level on the Initial Valuation Date.

For information about recent levels of the Reference Assets, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Final Level		Reference Asset Return
Russell 2000 Index	QQQ Fund	Russell 2000 Index	QQQ Fund	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
155.00	150.00	55.00%	50.00%	50.00%	$1,450.00	45.00%
140.00	170.00	40.00%	70.00%	40.00%	$1,450.00	45.00%
135.00	130.00	35.00%	30.00%	30.00%	$1,450.00	45.00%
120.00	135.00	20.00%	35.00%	20.00%	$1,450.00	45.00%
111.25	120.00	11.25%	20.00%	11.25%	$1,450.00	45.00%
112.00	110.00	12.00%	10.00%	10.00%	$1,400.00	40.00%
105.00	125.00	5.00%	25.00%	5.00%	$1,200.00	20.00%
110.00	103.00	10.00%	3.00%	3.00%	$1,120.00	12.00%
100.00	140.00	0.00%	40.00%	0.00%	$1,000.00	0.00%
95.00	90.00	-5.00%	-10.00%	-10.00%	$1,050.00	5.00%
115.00	80.00	15.00%	-20.00%	-20.00%	$1,100.00	10.00%
70.00	75.00	-30.00%	-25.00%	-30.00%	$1,150.00	15.00%
60.00	150.00	-40.00%	50.00%	-40.00%	$1,200.00	20.00%
50.00	65.00	-50.00%	-35.00%	-50.00%	$500.00	-50.00%
40.00	103.00	-60.00%	3.00%	-60.00%	$400.00	-60.00%
110.00	30.00	10.00%	-70.00%	-70.00%	$300.00	-70.00%
20.00	60.00	-80.00%	-40.00%	-80.00%	$200.00	-80.00%
90.00	10.00	-10.00%	-90.00%	-90.00%	$100.00	-90.00%
0.00	85.00	-100.00%	-15.00%	-100.00%	$0.00	-100.00%

** per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the Russell 2000 Index is 105.00 and the Final Level of the QQQ Fund is 125.00.

Because the Russell 2000 Index has the lower Reference Asset Return, the Russell 2000 Index is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset is positive, and because the Reference Asset Return of the Lesser Performing Reference Asset times the Upside Leverage Factor is less than the Maximum Return, you will receive a payment at maturity of $1,200.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset x Upside Leverage Factor]

$1,000 + [$1,000 x 5.00% x 4.00] = $1,200.00

The total return on investment of the Notes is 20.00%.

PPS-3

Example 2: The Final Level of the Russell 2000 Index is 120.00 and the Final Level of the QQQ Fund is 135.00.

Because the Russell 2000 Index has the lower Reference Asset Return, the Russell 2000 Index is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,450.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 45.00%.

Example 3: The Final Level of the Russell 2000 Index is 115.00 and the Final Level of the QQQ Fund is 80.00.

Because the QQQ Fund has the lower Reference Asset Return, the QQQ Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Initial Level but not less than its Barrier Level, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset x -0.50]

$1,000 + [$1,000 x -20.00% x -0.50] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 4: The Final Level of the Russell 2000 Index is 110.00 and the Final Level of the QQQ Fund is 30.00.

Because the QQQ Fund has the lower Reference Asset Return, the QQQ Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

The total return on investment of the Notes is equal to -70.00%.

Each example above demonstrates that the payment at maturity on your Notes will be calculated solely based on the Reference Asset Return of the Lesser Performing Reference Asset.

Example 4 demonstrates if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

PPS-4

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level.  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return is Limited—If the Reference Asset Return of the Lesser Performing Reference Asset is positive, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return.  Accordingly, (i) the maximum payment that you may receive at maturity will be $1,450.00 per $1,000 principal amount Note that you hold, and (ii) because the Upside Leverage Factor is equal to 4.00, you will not benefit from any appreciation of the Lesser Performing Reference Asset beyond a Reference Asset Return of 11.25%, which may be significant.

In addition, the Notes provide you with the opportunity to earn a positive return (equal to the product of -0.50 times the Reference Asset Return of the Lesser Performing Reference Asset) even if the Reference Asset Return of the Lesser Performing Reference Asset is negative. You will have such opportunity, however, only if the Reference Asset Return for such Reference Asset is not less than -40.00%. Accordingly, if the Reference Asset Return of the Lesser Performing Reference Asset is negative, any positive return that you may earn under such circumstances will not exceed 20.00%.

If the Reference Asset Return for the Lesser Performing Reference Asset is less than -40.00% (and, accordingly, the Final Level of such Reference Asset is less than the Barrier Level for such Reference Asset), you will not earn any positive return. To the contrary, you will be fully exposed to the negative performance of the Lesser Performing Reference Asset and will some or all of the principal amount of your Notes.

•                  The Opportunity to Earn a Positive Return if the Reference Asset Return of the Lesser Performing Reference Asset is not Equivalent to Taking a Short or “Bearish” Position in such Reference Asset—As described above, you may earn a positive return if the Lesser Performing Reference Asset performs negatively, so long as the Final Level for such Reference Asset is not less than its Barrier Level. Such return, however, will be limited to the product of -0.50 times the Reference Asset Return for the Lesser Performing Reference Asset. Stated mathematically, your return will be equal to half of the “absolute value” of the Reference Asset Return of the Lesser Performing Reference Asset. Because your return will be equal to only half of such absolute value, this feature of the Notes is not equivalent to taking a short or “bearish” position in the Lesser Performing Reference Asset, which would entitle you to fully participate on a positive basis in any negative performance of the Lesser Performing Reference Asset.

•                  The Payment at Maturity of Your Notes is Not Based on the Price or Level of Either Reference Asset at Any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and the Reference Asset Returns (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Levels on the Final Valuation Date. Accordingly, if the price or level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price or level of such Reference Asset at any time prior to such drop.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-5

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the QQQ Fund, the securities held in the QQQ Fund’s portfolio, or the stocks underlying the Russell 2000 Index would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price or level of each Reference Assets has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the QQQ Fund and the Value of the Notes:

o                 Management Risk.  This is the risk that the investment strategy for the QQQ Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the QQQ Fund is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the QQQ Fund could be lower than other types of funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The QQQ Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the QQQ Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the QQQ Fund invested only in conventional securities.

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the QQQ Fund may not replicate the performance of, and may underperform, its underlying index.  The QQQ Fund will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the QQQ Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the QQQ Fund and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the QQQ Fund

PPS-6

may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the

PPS-7

Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this preliminary pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets and the components underlying the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the QQQ Fund and on the stocks underlying the Russell 2000 Index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index  for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2011 through May 5, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
May 5, 2016*	1,154.15	1,092.79	1,107.95

* For the period beginning on April 1, 2016 and ending on May 5, 2016

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-9

PowerShares QQQ TrustSM, Series 1

We have derived all information contained in this preliminary pricing supplement regarding the QQQ Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Powershares QQQ TrustSM, Series 1 (the “Trust”), dated January 31, 2016, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by The Bank of New York Mellon, as trustee of the Trust (the “Fund Trustee”), and Invesco PowerShares Capital Management LLC, the sponsor of the Trust.  The Trust is a unit investment trust, and shares of the Reference Asset represent fractional undivided interests in the Trust. Shares of the QQQ Fund trade on The NASDAQ Stock Market, Inc. under the ticker symbol “QQQ”.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken any independent review or due diligence of the SEC filings related to the Trust or the QQQ Fund, any information contained on the website for the Trust, or of any other publicly available information regarding the Trust or the QQQ Fund. Any such information is not incorporated by reference in, and should not be a considered a part of, this preliminary pricing supplement.

Investment Objective

The QQQ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ-100 Index® (the “NASDAQ 100 Index”). The NASDAQ 100 Index is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market. For additional information about the NASDAQ 100 Index, please see “Non-Proprietary Indices—Equity Indices—NASDAQ-100 Index®” in the accompanying index supplement.

Indexing Strategy

The Trust holds all of the stocks of the NASDAQ 100 Index. The Trust holds securities and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of securities on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weighs of the securities held by the Trust and the component securities of the NASDAQ 100 Index, the Fund Trustee adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities underlying the NASDAQ 100 Index.

The Fund Trustee aggregates certain of these adjustments and makes conforming changes to the holdings of the Trust at least monthly; however, adjustments are made more frequently in the case of significant changes to the NASDAQ 100 Index. Specifically, the Fund Trustee is required to adjust the composition of the Trust’s portfolio at any time that there is a change in the identity of any component security of the NASDAQ 100 Index (i.e., a substitution of one security in replacement of another), which adjustment is to be made within three business days before or after the day on which such change is scheduled to take effect.

Correlation

As noted above, the Trust holds all of the component stocks of the NASDAQ 100 Index.  The NASDAQ 100 Index, however, is a theoretical financial calculation, which the Trust is an actual investment portfolio. The Trust may not fully replicate the performance of the NASDAQ 100 Index due to temporary unavailability of certain index components in the secondary market or due to other extraordinary circumstances. In addition, the performance of the Trust (and, accordingly, the QQQ Fund) will vary somewhat due to taxes, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. The investment policies of the Trust also allow for mismatches between the Trust’s portfolio and the weightings of the NASDAQ 100 Index deemed to be insignificant if the transaction costs incurred by the Trust in adjusting its portfolio would exceed the expected mis-weighting that would ensue by failing to replicate identically minor and insignificant changes to the NASDAQ 100 Index.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, the Trustee or the sponsor of the Trust. No such party makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. No such party has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-10

Historical Performance of the QQQ Fund

The table below shows the high, low and final Closing Prices of the QQQ Fund for each of the periods noted below. The graph below sets forth the historical performance of the QQQ Fund based on daily Closing Levels from January 1, 2011 through May 5, 2016. We obtained the Closing Prices of the QQQ Fund listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	58.89	54.17	57.43
June 30, 2011	59.23	53.79	57.05
September 30, 2011	59.60	50.03	52.52
December 31, 2011	58.94	51.14	55.83
March 31, 2012	68.22	56.90	67.55
June 30, 2012	68.25	60.41	64.16
September 30, 2012	70.40	62.42	68.58
December 31, 2012	69.35	62.03	65.11
March 31, 2013	68.97	66.31	68.97
June 30, 2013	74.30	67.14	71.21
September 30, 2013	79.50	71.73	78.85
December 31, 2013	87.96	76.96	87.96
March 31, 2014	91.06	84.29	87.68
June 30, 2014	93.91	84.11	93.91
September 30, 2014	100.28	94.22	98.79
December 31, 2014	106.01	91.79	103.25
March 31, 2015	109.38	99.65	105.60
June 30, 2015	110.96	105.05	107.07
September 30, 2015	113.98	98.09	101.76
December 31, 2015	115.16	102.22	111.86
March 31, 2016	109.50	96.32	109.20
May 5, 2016*	111.23	105.02	105.02

* For the period beginning on April 1, 2016 and ending on May 5, 2016

Historical Performance of the PowerShares QQQ TrustSM, Series 1

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-11

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets.  If your Notes are so treated, and subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

Although not entirely clear, it is possible that, if the QQQ Fund is the Lesser Performing Reference Asset, the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the QQQ Fund that is subject to the constructive ownership rules of Section 1260 of the Code.  Because the Notes have a return profile that differs substantially from the return profile of the QQQ Fund, we believe that Section 1260 of the Code should not apply to your Notes.  If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the QQQ Fund referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes.  Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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